AMENDMENT NUMBER 1 TO THE AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2021, is made to the Amended and Restated Transfer Agency and Service Agreement dated July 1, 2020, (the “Agreement”) between the respective Funds listed on the signature page and Invesco Investment Services, Inc. (the “Transfer Agent”).

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to reflect certain pricing changes.

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows;

1)      Section 2.02 of the Agreement is hereby amended and restated to read in its entirety as set forth below:

2.02. The Transfer Agent is responsible for out-of-pocket expenses relating to the procurement of goods and services, as they relate to obligations set forth in Article I of the Agreement. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Shares.

2)      Section 2.03 of the Agreement is hereby amended and restated to read in its entirety as set forth below:

2.03. Intentionally omitted.

3)      Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth below:

SCHEDULE A

Fee Schedule

For performance by the Transfer Agent pursuant to this Agreement, the Funds agree to pay the Transfer Agent for shareholder accounts as follows (as applicable):

	Rate (annual)	Applies to	Share Class	Structure
Open-End Mutual Funds and Interval Funds
Per Account fee	$17.60	accounts IIS services	excludes R5 & R6 excludes R5 & R6 excludes R5 & R6 excludes R6	fund charge fund charge return to fund fund reimbursement return to fund
Closed Per Account Fee[1]	$0.70	accounts IIS services
Small Balance Per Account Fee[2] Sub Transfer Agency Expenses[3] Investment Credits	$12.00	accounts IIS services & subaccounts
		subaccounts
		interest earned on balances in disbursement accounts

Asset Based Fee (using complex-wide aggregated average daily net assets)
All Funds except Tax Exempt Bond Funds	in bps	all funds except Tax Exempt Bond Funds	all share classes	fund charge
First $285 billion	3.00
Next $50 billion	2.75
Over $335 billion	2.50
Tax Exempt Bond Funds[4]	in bps	all Tax Exempt Bond Funds	all share classes	fund charge
First $50 billion	1.50
Next $15 billion	1.25
Over $65 billion	1.00

TA Expense Cap[5]	10 bps		R5 & R6

VI Funds
Asset based fee per Fund based on average daily net assets	0.5 bps		all share classes	fund charge

Institutional Money Market Funds
Asset based fee per Fund based on average daily net assets	0.9 bps		all share classes	fund charge

[1]	To be paid for 12 months following the date an account was closed.
[2]	Does not apply to Invesco Exchange Fund and interval Funds.
[3]	Sub Transfer Agency Expenses are the fees paid to third party recordkeepers, which are passed through to the Funds subject to the Sub-Accounting Fee Payment Oversight Policy.
[4]	Includes all open-end Funds (excluding VI and institutional money market Funds) subject to an 80% policy to invest in tax-exempt/municipal securities per Rule 35d-1 under the 1940 Act.
[5]

The Transfer Agent agrees to waive the collection of any fee or reimbursement to the extent collection of such fee or reimbursement would cause expenses incurred by Class R5 and Class R6 of a Fund to exceed 0.10% of the average net assets attributable to such Class.

Out of Pocket Expenses. The Transfer Agent is responsible for out-of-pocket expenses relating to the procurement of goods and services, as they relate to obligations set forth in Article I of the Agreement.

Billable accounts and Billing of fees

a.

Determining Number of Billable Accounts. The per account fee and the closed account fee included in the table above shall be paid only with respect to accounts serviced directly by the Transfer Agent and not with respect to accounts serviced by third parties pursuant to omnibus account service or sub-accounting agreements, as provided in Section 2.04 of the Agreement. Notwithstanding that the Transfer Agent does not collect a per account fee on accounts serviced by third parties pursuant to omnibus account service or sub-accounting agreements, any Small Account Fees collected on such accounts shall be subtracted under per account fee.

b.	Billing of Fees. Both the per account fee and the closed account fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

Other fee adjustments

a.

Investment Credits. The total fees due to the Transfer Agent from all funds affiliated with the Fund shall be reduced by an amount equal to the investment income earned by the Transfer Agent, if any, on the balances of the disbursement accounts for those funds. Such credits shall first be allocated to the Class R5 Shares and Class R6 Shares, if any, of a Fund based upon the number of accounts holding shares of such Class relative to the total number of accounts holding all Classes of shares in the Fund. The Fund’s remaining fiscal year-to-date credits shall be allocated among accounts holding Class A, A2, AX, C, CX, P, R, RX, S, Y, Invesco Cash Reserve and Investor Class Shares, as applicable, on the basis of fiscal year-to-date average net assets.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by and through their duly authorized officers, as of the day and year first above written.

INVESCO EXCHANGE FUND
INVESCO DYNAMIC CREDIT OPPORTUNITY FUND
INVESCO SENIOR LOAN FUND

By:	/s/ Jeffrey H. Kupor
Name: Jeffrey H. Kupor
Title: Senior Vice President and Chief Legal Officer

INVESCO INVESTMENT SERVICES, INC.

By:	/s/ William Galvin
Name: William J. Galvin, Jr.
Title: President